Exhibit 3(i)
RESTATED

CERTIFICATE OF INCORPORATION

OF

JOHNSON & JOHNSON

Pursuant to Section 14A:9-5 of the New Jersey Business Corporation Act, Johnson & Johnson restates and integrates its Certificate of Incorporation, as heretofore amended and restated, to read as follows:

FIRST: The name of the Corporation is Johnson & Johnson.

SECOND: The address of the Corporation’s registered office is One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933.

The name of the Corporation’s registered agent at such address is Johnson & Johnson.

THIRD: The purpose for which the Corporation is organized is:

To engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

FOURTH: The aggregate number of shares of all classes of stock that the Corporation has authority to issue is Four Billion, Three Hundred Twenty-Two Million (4,322,000,000) divided into Two Million (2,000,000) shares of Preferred Stock without par value and Four Billion, Three Hundred Twenty Million (4,320,000,000) shares of Common Stock of the par value of One Dollar ($1.00) each. The shares of any class of stock of the Corporation may be issued from time to time in such manner and for such lawful consideration as may from time to time be fixed by the Board of Directors and, in the case of shares of Preferred Stock, the Board of Directors shall have discretion to determine what portion of the consideration received for such shares to allocate to capital surplus.

The designations, preferences and voting and other rights of and restrictions and limitations on the Preferred Stock and the Common Stock of the Corporation shall be as follows:

A.	PREFERRED STOCK:

The Preferred Stock may be issued from time to time by the Board of Directors in any amounts as Preferred Stock of one or more series, as hereinafter set forth, provided that no more than 2,000,000 shares of Preferred Stock may at any one time be outstanding. Upon the creation of any such series, the designation, rights, preferences, limitations, description and terms thereof, and number of shares therein, shall, subject to the terms of this Article FOURTH, be set forth in an amendment of the Certificate of Incorporation of the Corporation that the Board of Directors is hereby expressly authorized to make in accordance with the laws of the State of New Jersey.

In particular, and without limiting the general power to provide for such other rights, preferences and priorities (not inconsistent with the Corporation’s Certificate of Incorporation) as may be permitted to be fixed under the laws of the State of New Jersey as in effect at the time of the creation of any such series, the Board of Directors of the Corporation is hereby expressly authorized to create and provide for the issuance of series of Preferred Stock:

(a)	entitling the holders thereof to cumulative, non-cumulative or partially cumulative dividends;

(b)	entitling the holders thereof to receive dividends payable on a parity with, or in preference to, the dividends payable on any other class or series of capital stock of the Corporation;

(c)	entitling the holders thereof to preferential rights upon the liquidation of, or upon any distribution of the assets of, the Corporation;

(d)
convertible, at the option of the holder or of the Corporation or both, into shares of any other class or classes of capital stock of the Corporation or of any series of the same or any other class or classes;

(e)
redeemable, in whole or in part, at the option of the Corporation, in cash, bonds or other property, at such price or prices, within such period or periods, and under such conditions as the Board of Directors shall so provide, including provision for the creation of a sinking fund for the redemption thereof; and

(f)	lacking voting rights or having limited voting rights or enjoying special or multiple voting rights.

The Board of Directors may change the designation, rights, preferences, limitations, description and terms of, and number of shares in, any series as to which no shares have theretofore been issued.

B.	COMMON STOCK:

All shares of the Corporation’s capital stock outstanding at the time that this Restated Certificate of Incorporation shall become effective shall thereupon be designated Common Stock of the Corporation. The holders of Common Stock of the Corporation shall be entitled to one vote per share of Common Stock on all matters which may be submitted to the holders of Common Stock of the Corporation.

C.GENERAL:

No holder of any stock of the Corporation of any class now or hereafter authorized shall have any right as such holder (other than such right, if any, as the Board of Directors in its discretion may determine) to purchase, subscribe for or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any part-paid receipts or allotment certificates in respect of any such shares, or any securities convertible into or exchangeable for any such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire any such shares, whether such shares, receipts, certificates, securities, warrants or other instruments be unissued or issued and thereafter acquired by the Corporation.

Subject to the foregoing provisions of this Article FOURTH, the Board of Directors shall have the power in its discretion to declare and pay dividends upon the shares of stock of the Corporation of any class out of any assets of the Corporation lawfully available for the payment of dividends. Anything in this Certificate of Incorporation to the contrary notwithstanding, no holder of any share of stock of the Corporation of any class shall have any right to any dividend thereon unless such dividend shall have been declared by the Board of Directors as aforesaid.

The Board of Directors shall have the power to provide for the issuance by any subsidiary company of (i) capital stock or bonds or other obligations convertible, at the option of the holder, such subsidiary company and/or the Corporation, into shares of any class or classes or of any series of any class or classes of capital stock of the Corporation, or (ii) any other right or option to acquire such shares, all upon such terms as may be fixed by the Board of Directors. As used herein, the term “subsidiary company” shall mean any corporation in which the Corporation holds, directly or indirectly, at least a majority of the outstanding voting stock.

FIFTH: The number of Directors constituting the Board of Directors of the Corporation current at the time of this restatement of the Certificate of Incorporation is twelve. The address of each Director is One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933, and their names are as follows:
Alex Gorsky
Mary C. Beckerle
Mary Sue Coleman
D. Scott Davis
Ian E. L. Davis
Susan L. Lindquist
Mark B. McClellan
Anne M. Mulcahy
William D. Perez
Charles O. Prince
A. Eugene Washington
Ronald A.Williams

Any directorship to be filled by reason of an increase in the number of Directors may be filled by election by a majority of the Directors then in office.

SIXTH: The Board of Directors shall have the power to make, alter, amend and repeal the By-Laws of the Corporation, subject to the reserved power of the shareholders to alter or repeal the By-Laws made by the Board.

SEVENTH: Proposed amendments to the Certificate of Incorporation of the Corporation shall be adopted upon receiving the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon and, in addition, if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote.

EIGHTH: To the full extent that the laws of the State of New Jersey, as they exist on the date hereof or as they may hereafter be amended, permit the limitation or elimination of the liability of Directors or officers, no Director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. Neither the amendment or repeal of this Article nor the adoption of any provision of this Restated Certificate of Incorporation that is inconsistent with this Article, shall apply to or have any effect on the liability or alleged liability of any Director or officer of the Corporation for or with respect to any act or omission of such Director or officer occurring prior to such amendment, repeal or adoption.

NINTH: The Board of Directors of the Corporation shall consist of not less than nine nor more than eighteen members, the actual number to be determined by the Board of Directors from time to time. No Director of the Corporation may be removed by a vote of the shareholders, except for cause.

IN WITNESS WHEREOF, Johnson & Johnson has caused this Restated Certificate of Incorporation to be duly executed this 18th day of February, 2016.

JOHNSON & JOHNSON

By: /s/ Alex Gorsky
Alex Gorsky, President